COMPROMISE AND SETTLEMENT AGREEMENT

     This Agreement is made effective as of the 31st day of July, 1991, by and between Lyric Energy, Inc., a Colorado corporation authorized to do business in Texas, and Amarillo National Bank, a national banking corporation.

     WHEREAS, Lyric Energy, Inc. ("Lyric#) is indebted to Amarillo National Bank ("Bank") by virtue of those certain promissory notes one dated December 17, 1990, in the original principal amount of $1,815,868.78 due and payable on or before 120 days from the date thereof, which note is given in renewal and extension of certain promissory notes set forth therein, one dated December 17, 1990, in the original principal amount of $967,368.85 due on demand, and one dated April 17, 1986, in the original principal amount of $206,989.02 (the "Notes");

     WHEREAS, the Notes are now in default;

     WHEREAS, Lyric proposes to transfer and assign various properties, both real and personal, to Bank in full and final settlement of all amounts due under the Notes, both principal and interest; and

     WHEREAS, Bank is willing to accept the transfer and assignment of such properties in satisfaction of all amounts due under the Notes pursuant to the terms set forth in this Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Lyric currently owes $2,990,226.50 to Bank, being $1,815,868.78, $967,368.85, and $206,989.02 of principal on the
Notes, plus interest accrued on such Notes. In addition, various fees, expenses and attorney's fees have been incurred by the Bank. All sums due under the Notes are herein referred to as the "Indebtedness."

     2. The note in the original principal amount of $1,815,868.78 is secured by various deeds of trust covering properties located in Okmulgee, Oklahoma; Logan County, Oklahoma; Foard County, Texas; Gray County, Texas; Moore County, Texas; Nolan County, Texas; Sherman County, Texas; Wheeler County, Texas; LaPlatta, Colorado; and Phillips County, Montana.

     3. In consideration of the representations and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lyric agrees to convey to Bank the following described property (the "Property"):

          a. All of the property more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, subject to the terms and conditions set forth herein;

          b. An overriding royalty interest of 2.3% of 8/8ths of all the oil, gas and liquid hydrocarbons that may be produced, saved and marketed from the lands described as the Lyric/Anderson Property located in Moore County, Texas, more particularly described on Exhibit B attached hereto and made a part hereof for all purposes, subject to the terms and conditions set forth herein;

          c. An overriding royalty interest of 3.0% of 8/8ths of all of the oil, gas and liquid hydrocarbons that may be produced, saved and marketed from any new wells, either oil or gas, drilled on any of the acreage known as the Thalia Field located in Foard County, Texas, whether such acreage is currently leased to Lyric or is acquired hereafter, subject to the terms and conditions set forth herein;

          d. 3.8 million shares of the authorized and unissued shares of the common stock of Lyric Energy, Inc. representing 8.9976% of all of the issued and outstanding common shares of Lyric, subject to the terms and conditions set forth herein;

          e. Proceeds from the sale of the properties known as the Creek Indian, Oklahoma, Properties or, in the alternative, a production payment covering the Creek Indian, Oklahoma, Properties in the amount of $100,000.00 as more particularly set forth herein.

          The parties stipulate and agree that the present value of the properties listed on Exhibit A, as determined by the engineering firm of Grace, Shursen & Moore as of May 1, 1991, total $302,440.00.

     4. In consideration of the representations and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and effective upon the transfer and assignment of all of the Property, Bank agrees to release Lyric from all further liability or obligation on the Indebtedness and agrees to execute such releases of the collateral currently securing the Notes as Lyric may reasonably request, such releases to be in the form authorized and approved by Bank.

     5. Effective as of the 31st day of July, 1991, Lyric hereby releases the Bank and the Bank's agents, employees, successors and assigns, including its attorneys, from all claims and liabilities of any kind associated with or in connection with the Notes or the Indebtedness.

     6. Lyric represents and warrants that it owns the Property free and clear of any and all liens or encumbrances of any kind whatsoever other than the liens and encumbrances in favor of Bank and that the Property will be transferred and assigned to Bank at Closing, as that term is defined herein, free and clear of all liens and encumbrances. Lyric further represents and warrants that, with respect to each property described, it owns not less than the working interest, net revenue interest, or overriding royalty interest set forth on Exhibit A, attached hereto and made a part hereof for all purposes. At Closing, Lyric agrees to provide to Bank such title opinions, title insurance policies, and other records with respect to the Property as may then be within the possession of Lyric. Prior to Closing, Lyric agrees that Bank may have access to Lyric's files and books and records during regular business hours for the purpose of conducting such examination of the title to the Property as the Bank may, in its sole discretion, deem necessary and for the purpose of inspecting and copying (at Lyric's expense) such books and records of Lyric with respect to such title as the Bank in its sole discretion deems necessary. Following the Closing, Lyric agrees to cooperate with Bank in the event additional information or copies of additional documents are reasonably required.

     7. The Closing of the transaction contemplated by this Agreement shall occur on July 31, 1991, at the offices of Amarillo National Bank, 5th and Taylor, Amarillo, Potter County, Texas, at 10:00 a.m., or on such earlier date and at such time as may be agreed upon between the parties. Time is of the essence in this Agreement. At Closing, the properties shall be transferred from Lyric to Bank by such Bills of Sale, Assignments, Deeds, Endorsements, Stock Transfer Powers, and other documents in the form and substance reasonably required by Bank. In addition, at Closing Lyric shall provide to Bank such corporate resolutions and other documents relating to corporate existence, good standing, and authority as Bank may reasonably require including, but not necessarily limited to, a certificate of existence and certificate of good standing issued by the State of Colorado and a certificate of authority to do business and certificate of good standing in the State of Texas. Bank shall obtain such certificates of existence and good standing as it deems necessary. Taxes on the Property shall be prorated equally between the parties.

     8. In the event title to a significant portion of the Property is found to be defective at any time prior to closing, Bank may, at its sole option, declare this Agreement to be null and void. What constitutes a significant portion of the property shall be in the sole determination of Bank. Lyric agrees to cure such title objections as Bank may reasonably require. In addition, if Closing occurs prior to the time good title is confirmed by Bank, Bank shall have a period of thirty days within which to reject some or all of the title. At that time, Bank shall reconvey such rejected properties to Lyric.

     9. For a period of six months from and after the Closing, Lyric shall have the option to repurchase the properties set forth on Exhibit A attached hereto for a purchase price of $302,440.00 cash. If that right to repurchase is not exercised by giving written notice to Bank within such six month period, it shall become null and void. The closing of such repurchase shall occur not more than thirty days following the receipt of such written notice. Failure to close timely shall cause the option to repurchase to expire. In addition, for a period of one year following the Closing, Lyric shall have a right of first refusal to purchase the properties set forth on Exhibit A. Upon receipt of an offer to purchase some or all of such properties that is acceptable to Bank, Bank shall notify Lyric of the terms and conditions of such sale. Lyric shall have a period of thirty days following receipt of such notice to notify Bank of its intention to exercise its right of first refusal. In the event Lyric fails to notify Bank within such thirty day period, its right of first refusal shall expire and Bank shall have the right to sell the properties to a third party upon the terms and conditions set forth in the notice. In the event Lyric exercises its right to purchase the properties, the closing of such transaction shall occur in accordance with the terms set forth in the notice.

     10. With respect to the 3.8 million shares of Lyric Energy, Inc. common stock to be transferred to Bank pursuant to paragraph
3 hereof (the "Shares"), the following terms shall apply:

          a. The Shares shall be issued out of authorized but unissued common stock, and after issuance will constitute 8.9976% of the total issued and outstanding common stock of Lyric.

          b. The shares shall be subject to adjustment on a semiannual basis to ensure that the Shares continue to represent 8.9976% of all issued and outstanding shares of common stock of Lyric. If Lyric shall at any time subdivide the outstanding shares of common stock, or shall issue a stock dividend on its outstanding common stock, the Shares shall be proportionately increased, and if Lyric shall at any time combine the outstanding shares of common stock, the Shares shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be. In either case, the adjustment shall be such that the Shares shall continue to constitute 8.9976% of the issued and outstanding shares of common stock of Lyric. The Shares shall be adjusted for dividends or distributions on common stock payable in Lyric stock; subdivisions, combinations or reclassifications of common stock; distributions to all holders of common stock of rights to purchase common stock at less that the current market price at the time; distributions to such holders of assets or debt securities of Lyric or rights to purchase securities of Lyric (excluding cash dividends or distributions from current or retained earnings). The required adjustment shall be such that the holder of the Shares continues to hold 8.9976% of the issued and outstanding common stock of Lyric and receives in such distribution at least 8.9976% of the property or rights received by all holders of common stock of Lyric.

          If at any time Lyric offers to its shareholders the right to subscribe for and purchase a proportionate number of additional shares of the common stock of Lyric, which subscription price shall be paid to Lyric in cash in full by each such subscribing shareholder, and Bank declines to exercise its right to purchase such shares, or elects to purchase less than the number of shares attributable to its proportionate share of the total number of shares being offered, then subsequent to the exercise of such rights by the shareholders of Lyric, Bank's percentage of the common stock of Lyric shall be determined by dividing the number of shares then owned by Bank by the total issued and outstanding shares of the corporation. From and after the date of determining the new percentage owned by Bank, the provisions of this paragraph 10 shall continue to apply with the new percentage being inserted in place of the 8.9976% currently reflected in the Agreement.

          Subject to any required action by its shareholders, if Lyric is the surviving corporation in any reorganization, merger or consolidation, the aggregate number and class of shares with respect to the Shares shall be proportionately adjusted so as to reflect the securities to which the holder of the Shares would be entitled in such a way as to assure that the holder of the Shares receives at least 8.9976% of the consideration received by all holders of common stock of Lyric. If Lyric is a party to a consolidation or merger or a transfer or lease of all or substantially all of its assets, and the security holders of Lyric are to receive some consideration other than Lyric shares, the holder of the Shares shall have a right, at its option, to convert such consideration into securities of Lyric, property, or other assets, including shares of another company, as may be agreed between the holder of the Shares and Lyric or its successor, or if no such agreement is reached, a right to receive cash in an amount equal to the value of the consideration other than Lyric shares which such holder would have otherwise received.

          c. Lyric represents and warrants to Bank that the Shares are shares that are subject to Rule 144 of the Securities and Exchange Commission (#SEC"). As such, Lyric is responsible for complying with certain rules and regulations required under the Securities Act and the Securities Exchange Act. Lyric represents and warrants to Bank that at the time of Closing all filings required to be made by Lyric with the SEC or with any other governmental agency are current except as set forth below. In addition, from and after the Closing, and so long as Bank owns any of the shares of Lyric, Lyric agrees to:

               (1) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

               (2) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the corporation under the Securities Act and the Securities Exchange
Act;

               (3) furnish to Bank upon its request a written statement executed by the President of Lyric as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Securities Exchange Act of which Lyric is aware, a copy of the most recent annual or quarterly report of Lyric, and such other reports and documents so filed by Lyric as Bank may reasonably request.

          It is understood among the parties that the form 10K covering the period ending April 30, 1991, which is due to be filed with the Securities and Exchange Commission on or before July 31, 1991, has not been made. Lyric represents and warrants to Bank that the SEC has been notified that the filing of such form 10K has been delayed, that the form 10K report is currently being prepared, and that Lyric agrees to complete and file such report as quickly as possible. In addition, Lyric agrees to furnish to Bank a copy of the form 10K and the letter transmitting same to the SEC.

          d. For a period of six months following the Closing, Lyric shall have the option to repurchase all of the Shares at a price of $1.00 per share payable in cash by giving written notice to Bank. The closing of such repurchase shall take place within thirty days following the exercise of such option. Failure to close timely shall cause the repurchase option to become null and
void.     If the option is not exercised within such six month
period it shall become null and void. In addition, for a period of one year following the Closing, Lyric shall have a right of first refusal to purchase any or all of the Shares contemplated to be sold by Bank. Following the receipt by Bank of an offer to purchase some or all of the Shares that is acceptable to Bank, Bank shall notify Lyric of the terms and conditions of such sale. Lyric shall have a period of thirty days following receipt of such notice to notify Bank of its intention to exercise its right of first refusal. In the event Lyric fails to notify Bank within such thirty day period, its right of first refusal shall expire and Bank shall have the right to sell the Shares to a third party
upon the terms and conditions set forth in the notice.    In the
event Lyric exercises its right to purchase the Shares, the closing of such transaction shall occur in accordance with the terms set forth in the notice.

     11. If at any time or from time to time, Lyric shall determine to register any of its securities, either for its own account or the account of a security holder or holders, Lyric will (a) promptly give Bank written notice thereof (which shall include a list of the jurisdictions in which Lyric intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (b) include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, at Bank's option, all of the Shares specified by Bank in a written request or requests made within thirty days after receipt of such written notice from Lyric, except as set forth below. As used herein, the terms "register" or "registration" shall mean registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, and the declaration or ordering of the effectiveness of such registration statement.

          The right of Bank to registration pursuant to this paragraph shall be conditioned upon Bank's participation in the underwriting and the inclusion of Bank's Shares in the underwriting. If Bank proposes to distribute some or all of the Shares through such underwriting, Bank shall (together with Lyric and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Lyric. If Bank disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Lyric and the underwriter. Any Shares excluded or withdrawn from such underwriting shall, unless Bank requests otherwise, be included in such registration but shall not be transferred in a public distribution prior to ninety days after the effective date of the registration statement relating thereto.

          All expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement, including, without limitation, all registration, filing, and qualification fees, printing expenses, fees and disbursements of counsel for Lyric and for Bank, and expenses of any special audits incidental to or required by such registration, shall be borne by Lyric. In the case of each registration, qualification, or compliance effected by Lyric pursuant to this Agreement, Lyric will keep Bank advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense Lyric will use its best efforts to:


          a. Keep such registration, qualification or compliance pursuant to this paragraph effective for a period of 180 days or until Bank has completed the distribution described in the registration statement relating thereto, whichever first occurs; and

          b. Furnish such number of prospectuses and other documents incident thereto as Bank from time to time may reasonably request.

          Lyric will indemnify Bank, each of Bank's officers and directors, and each person controlling Bank, and their assigns, with respect to such registration, qualification, or compliance effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter of the Shares held by or issuable to Bank or its assignees, against all claims, losses, damages, and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Lyric of any rule or regulation promulgated under the Securities Act applicable to Lyric and relating to action or inaction required of Lyric in connection with any such registration, qualification, or compliance, and will reimburse Bank, each of Bank's officers and directors, and each person controlling Bank, and their assigns, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigation or defending any such claim, loss, damage, liability or action, provided that Lyric will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to Lyric by an instrument duly executed by Bank or underwriter specifically for use therein.

     12. With respect to the overriding royalties to be conveyed to the Bank under Paragraphs 3.b. and 3.c. of this Agreement, the following terms and conditions shall apply:

          a. The overriding royalties shall be delivered or paid free and clear of all costs and expenses of development or operations, except that the overriding royalty interests shall bear their proportionate part of any ad valorem, gross production, severance and other taxes levied upon such overriding royalties or measured by the production of oil or gas attributable thereto and shall bear their proportionate part of the costs of treating, compressing, gathering, transporting and dehydrating such production or rendering the same merchantable.

          b. If any of the leases which are to be burdened with the overriding royalties covers less than the entire and undivided mineral interest in the land described therein, nevertheless, the overriding royalty interests to be conveyed to the Bank shall not be proportionately reduced or diluted.

          c. Oil or gas used in operations upon the leased premises shall be deducted before computing the overriding royalties.

          d. Lyric, or its successors or assigns, is authorized to pool or unitize the overriding royalties in the same manner and to the same extent as provided in the leases with respect to the royalty interest. In the event of such pooling or unitization, in lieu of the overriding royalties to be conveyed to the Bank, the Bank shall receive only such proportion of the overriding royalties as the amount of the acreage covered by the lease and placed in the unit bears to the total acreage in the unit.

          e. Any development of the leased premises and the continuation of the leases shall be solely in the discretion of Lyric and no obligation, other than to act as a reasonably prudent operator, with regard thereto shall exist by reason of the overriding royalties to be conveyed to the Bank.

          f. The overriding royalties to be conveyed to the Bank are in addition to and shall not be proportionately reduced by any other overriding royalties or similar burdens on production now or hereafter existing.

     13. With respect to the Creek Indian, Oklahoma, Properties, Lyric believes that additional production may be obtained by the use of certain recovery procedures involving microbes. Bank wants the property to be sold as quickly as possible with the proceeds of sale being paid directly to Bank. As a compromise, the parties agree that Lyric shall have the period of six months from the date of this Agreement within which to determine if additional production can be obtained. In the event that additional production is not obtained within such six month period, Lyric shall use its best efforts to sell the properties and the proceeds of sale shall be paid directly to Bank. Bank shall have the right to approve of any such sale; and shall be notified in writing by Lyric of any proposed sale. Provided, however, the Bank shall not unreasonably withhold its approval of any proposed sale. Until such time as Lyric is able to sell such properties, it may continue to operate the properties in a reasonably prudent manner. In the event that it becomes uneconomic to continue to operate such properties, Lyric, after first notifying Bank in writing and receiving its approval, may shut-in one or more of the wells located upon the property or may plug and abandon such well or wells. In the event one or more of such wells are plugged and abandoned, the equipment from such well or wells shall be sold and the net proceeds of sale paid directly to Bank. As used herein, the term "net proceeds" shall mean the gross sales price from the sale of the equipment less the cost of salvaging the equipment. In the event additional production is acquired, Lyric shall grant, sell, and convey to Bank a production payment of $100,000.00, which production payment shall bear no interest. The assignment of this production payment shall be in the form attached hereto as Exhibit C and expressly made a part hereof.

     14. All of the representations and warranties set forth in this Agreement shall survive the Closing.

     15. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered if in person, to the party entitled thereto against receipt, or if deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed as follows:

          a.   If to Bank:         Amarillo National Bank
                                   Post Office Box 1611
                                   Amarillo, Texas 79181

          b.   If to Lyric:        Lyric Energy, Inc.
                                   Post Office Box 2271
                                   Amarillo, Texas 79105

     16. The failure of either party to insist upon a strict performance of any term or condition of this Agreement shall not be deemed a waiver of any right or remedy that that party may have, and shall not be deemed a waiver of any subsequent breach of any such term or condition.

     17. This Agreement is performable in the State of Texas and shall be construed in accordance with the laws of the State of Texas.

     18. This Agreement shall inure to the benefit of the parties hereto and to their respective heirs, personal representatives, successors and assigns.

     19. This Agreement is executed simultaneously in multiple counterparts, each of which shall be deemed to be an original.

     20. This Agreement contains the entire agreement of the parties with respect to the matters covered hereby and supersedes all prior and contemporaneous agreements by the parties. It may not be amended or modified except in writing executed by both parties.

     21. The parties to this Agreement shall cooperate in defending the validity of the transactions contemplated hereby in any court, administrative or judicial action, subject to the legal obligation of each party to cooperate fully with any trustee duly appointed in a bankruptcy proceeding in which such party is a debtor (a "Debtor#) under protection of the United States Bankruptcy Code (a "Bankruptcy Case"). If a bankruptcy court or other court of competent jurisdiction should enter an order or judgment (in connection with a Bankruptcy Case) holding or ordering that all or any part of the transfers of Property, overriding royalty interests, production payments or any other transfers to Bank contemplated by this Agreement are preferential, illegal, unenforceable or voidable (any such order or judgment being called an "Avoidance Order"), than all releases granted in favor of Lyric in such Bankruptcy Case shall be rescinded and of no further force and effect; provided, however, that the resulting obligations of Lyric to the Bank shall be reduced by the amount of the lawful payments or transfers that were made to the Bank which have not been voided or required to be refunded (such voiding of releases being a "Reinstatement of Obligations"); and provided further that there shall be no Reinstatement of Obligations if the Bank shall appeal from the Avoidance Order and the Avoidance Order shall be reversed on appeal which becomes final. The Bank shall be entitled (but not required)to prosecute any appeal from an Avoidance Order.

     EXECUTED and effective as of this 31st day of July, 1991.


                              LYRIC ENERGY, INC.



                              By:  /s/ G.E. Stahl
                                   G.E. Stahl, President


                              AMARILLO NATIONAL BANK



                              By: /s/ R. Wesley Savage
                                   R. Wesley Savage
                                   Executive Vice President